EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of MW Bancorp, Inc. on Form S-8 of our report dated September 8, 2014 on the balance sheet of Mt. Washington Savings Bank as of June 30, 2014 and the related statement of operations, comprehensive loss, change in equity, and cash flows for the year then ended.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Columbus, Ohio

May 12, 2016